FILED PURSUANT TO RULE 424(b)(7)
UNDER THE SECURITIES ACT OF
1933 IN CONNECTION WITH
REGISTRATION NO. 333-144190

PROSPECTUS SUPPLEMENT

dated March 12, 2008

(to Prospectus dated June 29, 2007)

KILROY REALTY CORPORATION

6,269,570 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 29, 2007 relating to the resale by selling securityholders of shares of our common stock that may be issuable upon exchange of the 3.250% Exchangeable Senior Notes Due 2012 of our operating partnership, Kilroy Realty, L.P.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

You should consider carefully the risk factors beginning on page 2 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus before investing in the shares of common stock that may be issuable upon exchange of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

March 12, 2008

The section entitled “Selling Securityholders” in the prospectus is hereby supplemented and, as appropriate, amended by the following information.

SELLING SECURITYHOLDERS

The 3.250% Exchangeable Senior Notes Due 2012 were originally issued by Kilroy Realty, L.P., our operating partnership, and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange of the notes. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling securityholders, may use this prospectus and any accompanying prospectus supplement to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the notes. Information about selling securityholders is set forth in this prospectus, and information about additional selling securityholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

The following table sets forth information, as of March 7, 2008, with respect to the selling securityholders and the maximum number of shares of our common stock that could become beneficially owned by each selling securityholder should we issue shares of our common stock to such selling securityholder that may be offered pursuant to this prospectus upon the exchange of the notes. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of our common stock which we may issue upon the exchange of the notes. The number of shares of our common stock issuable upon the exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling securityholder at an assumed maximum exchange rate of 13.6295 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The exchange rate on the notes is subject to adjustment in certain events. Accordingly, the maximum number of shares of our common stock issuable upon the exchange of the notes may increase or decrease from time to time. In addition, due to the exchange settlement provisions of the notes, we may not be required to issue the maximum number of shares of our common stock upon any exchanges of notes. The shares of common stock beneficially owned following the exchange is based on 32,731,835 shares of common stock outstanding as of March 7, 2008.

Name(1)	Shares of Common Stock Beneficially Owned Prior to the Exchange	Maximum Number of Shares of Common Stock Issuable Upon Exchange of Outstanding Notes(2)	Shares of Common Stock Beneficially Owned Following the Exchange		Number of Shares of Common Stock Offered(4)	Common Stock Beneficially Owned after Resale
			Shares	Percent(3)		Shares	Percent
Linden Capital LP c/o Linden Advisors (5)	—	95,406	95,406	*	95,406	—	—
John Hancock Funds II – Real Estate Equity Fund (6) (7)	98,230	47,539	145,769	*	47,539	98,230	*
Hershey Foods Corporation Master Retirement Trust (6) (7)	8,500	4,156	12,656	*	4,156	8,500	*
John Hancock Trust – Real Estate Equity Trust (6) (7)	93,720	46,340	140,060	*	46,340	93,720	*
T. Rowe Price Real Estate Fund, Inc. (6) (7)	841,700	398,662	1,240,362	3.7%	398,662	841,700	2.5%
Penn Series Flexibly Managed Fund (6) (8)	—	7,591	7,591	*	7,591	—	—
ING Investors Trust – ING T. Rowe Price Capital Appreciation Portfolio (6) (8)	—	18,399	18,399	*	18,399	—	—
T. Rowe Price Capital Appreciation Trust (6) (8)	—	531	531	*	531	—	—
T. Rowe Price Capital Appreciation Fund (6) (8)	—	55,226	55,226	*	55,226	—	—

Bunting Family III, LLC – Capital Appreciation Convertibles (6) (9)	—	13	13	*	13	—	—
Knollwood Investment Partnership Capital Appreciation Conv. (6) (9)	—	13	13	*	13	—	—
Stark Master Fund Ltd. (10)	—	68,147	68,147	*	68,147	—	—
HBK Master Fund L.P. (11)	723	671,252	671,975	2.0%	671,252	723	*
Polygon Global Opportunities Master Fund (12)	—	224,886	224,886	*	224,886	—	—
D.E. Shaw Valence Portfolios, L.L.C. (13)	—	633,771	633,771	1.9%	633,771	—	—
Argent Classic Convertible Arbitrage Fund Ltd. (14)	—	298,894	298,894	*	298,894	—	—
DKR SoundShore Oasis Holding Fund Ltd. (15)	—	143,109	143,109	*	143,109	—	—
Plexus Fund Limited (16)	—	136,295	136,295	*	136,295	—	—
Elite Classic Convertible Arbitrage Ltd. (14)	—	19,081	19,081	*	19,081	—	—
Class C Trading Company, Ltd. (14)	—	25,350	25,350	*	25,350	—	—
Argent Classic Convertible Arbitrage Fund L.P. (14)	—	40,343	40,343	*	40,343	—	—
Argent Classic Convertible Arbitrage Fund II, L.P. (14)	—	9,813	9,813	*	9,813	—	—
Argent LowLev Convertible Arbitrage Fund II, LLC (14)	—	817	817	*	817	—	—
Argentum Multi-Strategy Fund LP (14)	—	1,908	1,908	*	1,908	—	—
HFR CA Global Select Master Trust Account (14)	—	23,987	23,987	*	23,987	—	—
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent (14)	—	8,313	8,313	*	8,313	—	—
Partners Group Alternative Strategies PCC LTD (14)	—	26,577	26,577	*	26,577	—	—
Xavex Convertible Arbitrage 10 Fund (14)	—	36,935	36,935	*	36,935	—	—
Xavex Convertible Arbitrage 2 Fund (14)	—	6,678	6,678	*	6,678	—	—
Akanthos Arbitrage Master Fund, L.P. (17)	46,100	272,590	318,690	*	272,590	46,100	*
LYXOR/Canyon Capital Arbitrage Fund Limited (18)	—	61,332	61,332	*	61,332	—	—
Canyon Value Realization MAC 18 Ltd. (18)	—	15,292	15,292	*	15,292	—	—
The Canyon Value Realization Fund (Cayman), Ltd. (18)	—	233,064	233,064	*	233,064	—	—
Canyon Value Realization Fund, L.P. (19)	—	88,973	88,973	*	88,973	—	—
Canyon Capital Arbitrage Master Fund, Ltd. (18)	—	214,664	214,664	*	214,664	—	—
Magnetar Capital Master Fund, Ltd. (20)	—	149,924	149,924	*	149,924	—	—
Worldwide Transactions Limited (21)	—	2,862	2,862	*	2,862	—	—
Altma Fund SICAV PLC in respect of the Grafton Sub Fund (21)	—	12,402	12,402	*	12,402	—	—
Lyxor/Context Fund Ltd. (21)	—	11,312	11,312	*	11,312	—	—

Institutional Benchmarks Series (Master Feeder) Limited in respect of Alcor series (21)	—	2,180	2,180	*	2,180	—	—
Finch Tactical Plus Class B (21)	—	1,771	1,771	*	1,771	—	—
Context Advantage Master Fund, L.P. (21)	—	28,894	28,894	*	28,894	—	—
CASAM Context Offshore Advantage Fund Limited (21)	—	8,722	8,722	*	8,722	—	—
Topaz Fund (22)	—	68,147	68,147	*	68,147	—	—
Barclays Capital Securities Limited	—	136,295	136,295	*	136,295	—	—
JP Morgan Securities Inc.	—	143,109	143,109	*	143,109	—	—
Institutional Benchmark Series (Master Feeder) Limited in respect of Electra Series c/o Quattro Global Capital, LLC (23)	—	8,995	8,995	*	8,995	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC (24)	—	4,906	4,906	*	4,906	—	—
Quattro Multistrategy Masterfund LP (25)	—	4,906	4,906	*	4,906	—	—
Quattro Fund Ltd. (25)	—	62,968	62,968	*	62,968	—	—
Morgan Stanley & Co. Incorporated	31,608	27,259	58,867	*	27,259	31,608	*
Credit Industriel Et Commercial	—	54,518	54,518	*	54,518	—	—
Pendragon (Convertibles) Fund Limited (26)	—	272,590	272,590	*	272,590	—	—
Admiral Flagship Master Fund, Ltd (27)	—	68,147	68,147	*	68,147	—	—
CQS Convertible and Quantitative Strategies Master Fund (28)	—	449,773	449,773	1.4%	449,773	—	—
KBC Financial Products USA Inc. (29)	—	136,295	136,295	*	136,295	—	—
Jefferies & Company, Inc.	—	54,518	54,518	*	54,518	—	—
UBS AG London FBO WCBP (30)	—	272,590	272,590	*	272,590	—	—
DBAG London (31)	—	177,183	177,183	*	177,183	—	—
Nisswa Master Fund Ltd. (32)	—	34,073	34,073	*	34,073	—	—
Total	1,120,581	6,130,286	7,250,867	18.7%	6,130,286	1,120,581	2.9%

*	Less than one percent of the outstanding shares of common stock.
(1)	Additional selling securityholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment to the registration of which this prospectus is a part.
(2)	The maximum aggregate number of shares of common stock that may be sold under this prospectus is 6,269,570 based on an assumed maximum exchange rate of 13.6295 common shares per $1,000 principal amount of notes. Certain selling securityholders may have transferred shares of common stock pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus supplement.
(3)	Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 32,731,835 shares of common stock outstanding as of March 7, 2008. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of common stock held by that particular holder and excluded the number of shares of common stock held by any other holder.
(4)	Assumes that all of the shares of common stock issued in exchange for the notes have been sold by the selling securityholders.
(5)	The power to direct the voting and disposition of the securities is held by Siu Min Wong.
(6)	T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds and accounts, as well as shares owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(7)	No one individual at T. Rowe Price will be responsible for voting decisions and investment control over the securities. David M. Lee is the portfolio manager.

(8)	No one individual at T. Rowe Price will be responsible for voting decisions and investment control over the securities. David R. Giroux is the portfolio manager.
(9)	No one individual at T. Rowe Price will be responsible for voting decisions and investment control over the securities. Hugh D. McGuirk is the portfolio manager.
(10)	Michael A. Roth and Brian J. Stark have voting and investment control over securities owned by Stark Master fund Ltd., but disclaim beneficial ownership of such securities.
(11)	HBK Investments, L.P., a Delaware limited partnership, has shared voting and dispositive power over the securities pursuant to an Investment Management Agreement between HBK Investments L.P. and the selling securityholder. HBK Investments L.P. has delegated discretion to vote and dispose of the securities to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose.
(12)	Polygon Investment Partner LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.
(13)	D.E. Shaw & Co. L.P., as investment adviser, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by the selling securityholder. Julius Gaudio, Eric Wepsic, Maximilian Ston, and Anne Dinning, or their designees, exercise voting and investment control over the notes on D.E. Shaw & Co. L.P.’s behalf.
(14)	The power to direct the voting and disposition of the securities is held by Nathanial Brown & Robert Richardson.
(15)	The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for investments with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.
(16)	The power to direct the voting and disposition of the securities is held by Dermot Keane.
(17)	The power to direct the voting and disposition of the securities is held by Akanthos Capital Management, LLC, the general partner of the selling securityholder, and Michael Kao, its managing member.
(18)	Canyon Capital Advisors LLC is the investment advisor and has the power to direct investments. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.
(19)	The general partners for Canyon Value Realization Fund, L.P. are Canpartners Investments III, L.P. Canyon Capital Advisors LLC is the general partner of Canpartners Investments III. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.
(20)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.
(21)	The power to direct the voting and disposition of the securities is held by Michael S. Rosen and William D. Fertig of Context Capital Management, LLC, investment advisor to the selling securityholder.
(22)	The power to direct the voting and disposition of the securities is held by Robert Marx.
(23)	The power to direct the voting and disposition of the securities is held by Gary Crowder.
(24)	The power to direct the voting and disposition of the securities is held by Mark Rowe, Felix Haldner, Michael Fitchet, and Denis O’Malley.
(25)	The power to direct the voting and disposition of the securities is held by Andrew Kaplan, Brian Swain, and Louis Napoli.
(26)	Mr. Philippe Lamerque, as portfolio manager for Pendragon (Convertibles) Fund Limited (the “Fund”), has authority to direct the voting and disposition of the securities held by the Fund. Mr. Lamerque disclaims beneficial ownership of the securities held by the Fund.
(27)	The power to direct the voting and disposition of the securities is held by William Ellsworth.
(28)	The power to direct the voting and disposition of the securities is held by Karla Bodden, Jane Fleming, Dennis Hunter, Alan Smith, and Gary Trehiou.

(29)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(30)	The power to direct the voting and disposition of the securities is held by Richard Simpson.
(31)	The power to direct the voting and disposition of the securities is held by John Arnong.
(32)	The power to direct the voting and disposition of the securities is held by Brian Taylor.